EXHIBIT 10.1

Execution Version

EMPLOYMENT
AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), is dated as of the 9th day of July 2020, by and between Teligent, Inc., having an address at 105 Lincoln Avenue, Buena, New Jersey 08310 (the “Company”) and Philip K. Yachmetz, having an address at 6 Timberline Lane, Oakland, New Jersey 07436 (the “Executive”). The Company and the Executive are collectively referred to hereinafter as the “Parties”.

RECITALS:

WHEREAS, the Company desires to employ the Executive on the terms and subject to the conditions set forth herein, and Executive is willing to accept such employment of the terms and conditions; and

WHEREAS, by virtue of such employment, Executive will have access to Proprietary Information of the Company and its subsidiaries and affiliates (the “Teligent Companies”); and

WHEREAS, Executive acknowledges and agrees that the Teligent Companies have a reasonable, necessary and legitimate business interest in protecting their Proprietary Information, client accounts, relationships with prospective clients, goodwill and ongoing business, and that the terms and conditions set forth are reasonable and, necessary in order to protect these legitimate business interests.

NOW THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the Parties, intending to become legally bound, agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1. Specific Definitions. Capitalized terms not defined elsewhere herein shall have the following meanings ascribed to them:

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, or a governmental entity (or any department, agency, or political subdivision thereof).

2.	POSITION, RESPONSIBILITIES AND TERM

2.1. Executive’s Position. On the terms and subject to the conditions set forth in this Agreement, the Company shall employ Executive to serve as an officer of the Company and as Chief Legal Officer and Corporate Secretary of the Company. The Executive shall report directly to the Company’s Chief Executive Officer and shall perform such services in the Company’s offices in Buena and Metro Park, New Jersey or such other location or locations as the Executive and the Board of Directors (the “Board”) shall agree; provided, however, that Executive will be required to travel from time to time for business purposes.

2.2. Executive’s Responsibilities. The Executive shall perform all duties customarily attendant to the position and shall perform such services and duties commensurate with such position as may from time to time be reasonably prescribed by the Board.

2.3. No Conflicts of Interest. Executive further agrees that throughout the period of his employment hereunder, he will not perform any activities or services, or accept such other employment which would be inconsistent with this Agreement, the employment relationship between the Parties, or would interfere with or present a conflict of interest concerning Executive's employment with the Company; provided, that Executive shall be permitted to serve on the boards of directors of such other companies as the Board shall approve in writing and that Executive may make personal investments and may act as a director and engage in other activities for any charitable, educational, or other nonprofit institution, as long as such investments and activities do not materially interfere with the performance of Executive’s duties hereunder. Executive agrees to adhere to and comply with any and all business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual or similar publication.

2.4. Term. This Agreement shall become effective on July 16, 2020 (the “Effective Date”) and will govern Executive's employment by the Company until that employment ceases (such period of Executive's employment is herein referred to as the “Term”).

3.	ACCEPTANCE

Executive hereby accepts such employment and agrees that throughout the Term, Executive will devote his full business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in the furtherance of the business of the Teligent Companies.

4.	COMPENSATION

4.1. Base Salary. The Executive shall receive an initial annual salary of Three Hundred and Forty Thousand ($340,000) Dollars (the “Base Salary”) paid in accordance with the Company's payroll practices, as in effect from time to time. The Base Salary shall be reviewed on an annual basis by the Company.

4.2. Benefits. In addition to such compensation, Executive shall be entitled to the benefits which are afforded generally, from time to time to similarly situated executive employees of the Teligent Companies. Notwithstanding the foregoing, nothing contained in this Agreement shall require the Teligent Companies to establish, maintain or continue any of the group benefits plans already in existence or hereafter adopted for the employees of the Teligent Companies, or restrict the right of the Teligent Companies to amend, modify or terminate such group benefit plans in a manner which does not discriminate against Executive as compared to other executive employees of Teligent Companies.

4.3. Paid Time Off. Executive shall be entitled to 20 business days of paid time off (consisting of vacation and personal days), and shall be entitled to sick days and holidays as are provided in general to similarly situated employees of the Teligent Companies, in accordance with usual practices and procedures. Paid time off shall stop accruing once Executive has accumulated and not used the number of days to which he is entitled to in a year.

4.4.	Annual Performance Bonuses.

(a)  The Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) for each calendar year during the Term (each a “Fiscal Year”), which shall be paid in cash not later than 75 days after the end of such Fiscal Year; provided, however, that the Executive must be employed by the Company on December 31 of a Fiscal Year in order to be eligible for an Annual Bonus under this Section 4.4 for such Fiscal Year.

(b)  The Executive's target Annual Bonus will be 45% of Executive’s Base Salary then in effect for each Fiscal Year (the “Target Bonus”), but the actual bonus may range annually from 0% to 60% of Executive’s Base Salary depending on performance. The Annual Bonus with respect to the 2020 Fiscal Year shall be pro-rated to 50% based on the partial year of employment. The actual amount of the Annual Bonus, if any, will be determined by the Board or the Compensation Committee of the Board (the “Committee”), in their sole discretion, with reference to the Executive's and the Company’s fulfillment of performance goals established by the Committee with respect to the applicable Fiscal Year, provided, however with respect to the 2020 Fiscal Year the actual amount of the Annual Bonus shall be calculated using a factor no less than that used to calculate the Annual Bonus of similarly situated executive employees of the Teligent Companies.

(c)  Sign-On Cash Bonus: The Executive shall receive a one-time cash sign on bonus of Twenty Five Thousand ($25,000) Dollars 90 days after the Effective Date.

4.5. Grants of Equity Awards.

(a)     Awards. As soon as practicable following the Effective Date of this Agreement and subject to the approval of the Board, Executive will receive the following equity grants: (i) $55,000 of restricted stock units (the number of units will be calculated by dividing $55,000 by the fair market value of the Company’s Common Stock on the grant date) (the “RSU Award”); and (ii) options to purchase shares of the Common Stock having a grant date value of $85,000 (the exercise price shall be equal to the fair market value of the Company’s Common Stock on the grant date) (the “Option”). In addition, the Executive will be eligible for annual refresh and other equity awards at the Board’s discretion generally in line with those afforded, from time to time, to similarly situated executive employees of the Teligent Companies. The RSU Award and the Option are intended to qualify as an “inducement grant” under the rules of the Nasdaq Stock Market. The RSU Award and the Option shall be subject to the terms of award agreements in forms to be provided by the Company.

(b)    Vesting. Except as otherwise set forth in Section 8 hereof, the RSU Award and the Option (together, the “Awards”) shall vest subject to the Executive’s continued employment with the Company over a period of three years as follows: (a) one-third of the shares subject to such Awards shall vest on the first anniversary of the Effective Date, (b) one-third of the shares subject to such Awards shall vest on the second anniversary of the Effective Date and (iii) one-third of the shares subject to such Awards shall vest on the third anniversary of the Effective Date.

(c)    Accelerated Vesting. Notwithstanding the foregoing, immediately prior to a Change in Control (as defined in the award agreements), any portion of the Awards that is not vested will become vested on the Change in Control provided the Executive remains in continuous service with the Company through the consummation of that Change in Control.

5.	EXPENSES

The Company shall reimburse Executive, in accordance with Company policy, for all expenses reasonably and properly incurred by Executive in connection with the performance of Executive's duties hereunder and the conduct of the business of the Company, upon the submission to the Company (or its designee) of appropriate vouchers therefor. Company shall also reimburse Executive for all fees and expenses associated with maintaining Executive’s licenses, membership in a reasonable number of professional or Bar Associations selected by Executive or associated with attendance at a reasonable number of professional continuing legal education and/or legal or industry conferences, or seminars selected by Executive.

6.	CONFIDENTIAL INFORMATION AND PROPERTY

6.1. Confidentiality. The Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Teligent Companies. As a result, both during the Term and thereafter, the Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Teligent Companies, any Proprietary Information. Notwithstanding the foregoing, if the Executive is compelled to disclose Proprietary Information by court order or other legal or regulatory process, to the extent permitted by applicable law, he shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and the Executive shall reasonably cooperate with the Teligent Companies in connection therewith. If the Executive is so obligated by court order or other legal process to disclose Proprietary Information it will disclose only the minimum amount of such Proprietary Information as is necessary for the Executive to comply with such court order or other legal process.

6.2. Property of the Company.

(a) Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Teligent Companies. The Executive will not remove from the offices or premises of the Teligent Companies any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Teligent Companies unless necessary or appropriate in the performance of his duties to the Teligent Companies. If the Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of the Teligent Companies or to perform his duties on behalf of the Teligent Companies. Upon termination of the Executive's employment with the Company, he will leave with the Teligent Companies or promptly return to the Teligent Companies all originals and copies of such materials or property then in his possession.

(b) Intellectual Property. The Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Teligent Companies. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Teligent Companies any and all right, title, or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Teligent Companies will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company, at the Company's expense, to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Teligent Companies, as applicable, are unable after reasonable efforts to secure the Executive's signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive's incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company, the appropriate affiliate, or their respective designee as the Executive's agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Teligent Companies' rights in the Intellectual Property. The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

For purposes of this Agreement, “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Teligent Companies, or (2) as a result of tasks assigned to the Executive by the Teligent Companies.

For purposes of this Agreement, “Proprietary Information” means any and all proprietary information developed or acquired by the Teligent Companies that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and confidential or proprietary knowledge, information or rights of the Company (including, without limitation, the Intellectual Property, trade secrets, books and records, know-how, inventions, discoveries, processes and systems, as well as any data and records pertaining thereto), (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective customers and suppliers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Teligent Companies' course of dealing with, actual or prospective customers and suppliers, (i) personnel information, (i) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Teligent Companies to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.

7.	NON-SOLICITATION, NON-COMPETITION

Executive agrees that (a) during the Term and for six (6) months following the end of the Term, executive will not, directly or indirectly, on behalf of himself of any Person own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the Company; or (b) during the Term and for twelve (12) months following the end of the Term, Executive will not, directly or indirectly, on behalf of himself or any Person (i) solicit business from any Person, or interfere with any relationship of the Company with any Person, which is then, or was during the twelve month period preceding such prohibited activity, a client of the Company, or (ii) solicit the employment of, or hire, any employee of the Company or otherwise induce any such employee to leave the Company's employment or to breach an employment agreement therewith.

8.	TERMINATION

Either party may terminate the Executive's employment at any time for any reason, provided that the Executive shall provide thirty (30) days advance written notice of any resignation by the Executive. Upon cessation of his employment with the Company, the Executive will be entitled only to such compensation and benefits as described in this Section 8.

8.1. Termination by the Company Without Cause. In the event the Company terminates the Executive’s employment without Cause (and other than due to his death or Disability), the Company shall pay Executive (i) his unpaid Base Salary through the effective date of termination, (ii) any earned Annual Bonus for the prior Fiscal Year which is unpaid at the time of termination and (iii) any business expenses remaining unpaid on the effective date of the termination for which Executive is entitled to be reimbursed under Section 5 of this Agreement (the “Accrued Obligations”). In addition, and subject to Executive’s execution of the Release as described in Section 8.4, the Company shall (i) pay Executive an amount per month equal to one-twelfth of his then adjusted Base Salary for the period commencing on the date following the date of termination and ending on the date which is six (6) months following the effective date of termination; (ii) pay Executive an amount equal to a pro-rata portion of the Annual Bonus that would otherwise have been payable to Executive for the Fiscal Year in which the termination occurs, determined in the same manner and payable at the first practicable payroll date following the date the Release is effective, with such pro-rata portion to be determined based on the number of months (and any fraction thereof) Executive is employed during the Fiscal Year in which termination occurs, relative to 12 months; (iii) pay or reimburse Executive for COBRA premiums for six (6) months following termination or such earlier date Executive becomes covered under the employee benefit plans of a subsequent employer; and (iv) to the extent then unvested, cause to become vested a pro-rata portion of the Awards equal to the quotient of the number of full months that have transpired between the Effective Date and date of termination, divided by 36. All obligations described clauses (i) through (iii) in this Section 8.1 shall immediately terminate upon a court of competent jurisdiction’s determination that Executive has breached the provisions of Section 6 or 7 hereof.

For the purpose of this Agreement, “Cause” shall mean (i) commission of a willful and material act of dishonesty in the course of Executive's duties hereunder, (ii) conviction by a court of competent jurisdiction of a crime constituting a felony or conviction in respect of any act involving fraud, dishonesty or moral turpitude, (iii) Executive's performance under the influence of controlled substances, or continued habitual intoxication, during working hours, after the Company shall have provided written notice to Executive and given Executive 30 days within which to commence rehabilitation with respect thereto, and Executive shall have failed to commence such rehabilitation or continued to perform under the influence after such rehabilitation, (iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism which shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive's employment in accordance with the provisions of this Section 8.1, in the event such condition shall not have been cured, (v) Executive's personal, willful and continuing misconduct or refusal to perform duties and responsibilities described in Section 2 above, or to carry out directives of the Board which, if capable of being cured, shall not have been cured within 60 days after the Company shall have advised Executive in writing of its intention to terminate Executive's employment in accordance with the provision of this Section 8.1 or (vi) material non-compliance with the terms of this Agreement, including but not limited to any breach of Section 6 or Section 7 of this Agreement.

8.2. Other Terminations. If the Executive’s employment with the Company is terminated (a) by the Company for Cause, (b) as a result of the Executive's death, (c) as a result of the Executive's Disability, or (d) as a result of Executive’s resignation for any reason, then the Company's obligation to the Executive will be limited solely to the payment of the Accrued Obligations. All compensation and benefits will cease at the time of such termination and, except as otherwise required by applicable law, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

For the purpose of this Agreement, a “Disability” shall be deemed to have occurred (i) when Executive has become eligible for disability benefits under the Company's long-term group disability policy, if any, or, if no policy is then in effect, (ii) when such incapacity or disability shall have existed for either (A) one continuous period of six months or (B) a total of seven months out of any twelve consecutive months.

8.3.	Miscellaneous Termination Provisions.

Executive, upon termination or expiration of employment for any reason, hereby irrevocably promises to:

(a)            Return all property of the Teligent Companies in his possession or within his custody and control wherever located immediately upon such termination.

(b)            Participate in an exit interview with a designated person or persons of Company if requested by Company.

(c)            Subject to obligations under applicable laws and regulations, not publicly make any statements or comments that disparage the reputation of any of the Teligent Companies or their senior officers or directors.

8.4. Release. Notwithstanding any other provision of this Agreement, the payments and benefits described in Section 8.l (i) through (iii) are conditioned on Executive's execution and delivery to the Company, within 60 days following his cessation of employment, of a form of separation agreement containing a general release of claims against the Company and its affiliates in a form to be provided by the Company (the “Release”). If the 60-day period described in the previous sentence begins in one taxable year and ends in a second taxable year and if the cash payments and benefits described in Section 8.1 exceed the limitations applicable to a “separation pay plan” under Treas. Reg. § 1.409A-l(b)(9)(iii), such payments and other rights shall not commence until the second taxable year.

8.5. Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. For purposes of this Agreement, all references to ''termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treas. Reg. §1.409A-l(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Reg. § 1.409A-l(i). If the termination giving rise to the payments described in Section 8.1 is not a “separation from service”, then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a “separation from service”. If at the time of the Executive's termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under Section 8 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive's death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg.§ l.409A-l(b) (including without limitation by reason of the safe harbor set forth in Treas. Reg. § 1.409A- l(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treas. Reg.§ 1.409A-l(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg.§ l.409A-l(b)(9)(iii). For purposes of the application of Treas. Reg. § l .409A-l(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.

9.	REMEDIES

Executive acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and that it would be extremely difficult or impracticable to replace such services, that the material provisions of this Agreement are of crucial importance to the Company and that any damage caused by the breach of Sections 6 or 7 of this Agreement would result in irreparable harm to the business of the Company for which money damages alone would not be adequate compensation. Accordingly, Executive agrees that if he violates Sections 6 or 7 of this Agreement, the Company shall, in addition to any other rights or remedies of the Company available at law, be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, temporary injunction and permanent injunction.

10.	WITHHOLDING

Each payment to Executive under this Agreement shall be reduced by any amounts required to be withheld by the Company from time to time under applicable laws and regulations then in effect.

11.	EXECUTIVE’S REPRESENTATIONS AND WARRANTIES

11.1. General. Executive represents and warrants to the Company that the execution of this Agreement and the performance of his duties as contemplated hereunder do not conflict with any other agreement, law, rule, regulation, or court order by which he is bound.

11.2. No Impairment. Executive represents and warrants that he is not subject to any agreement or contract that would preclude or impair, in any way, his ability to carry out his duties under this Agreement for the Company.

11.3. No Confidential Information. Executive has not removed from any prior employer any confidential information.

11.4. No Restrictive Agreements. Executive represents and warrants that, Executive has not heretofore entered into, has not been and is currently not subject to the provisions of, any employment contract, sales and purchase agreement or other agreement (whether oral or written) of any nature whatsoever with any other organization, individual or business entity, which prevents or restricts Executive from entering into this Agreement or performing his duties hereunder, other than such contracts or agreements as Executive has heretofore disclosed to Company in writing.

12.	INTELLECTUAL PROPERTY AND OWNERSHIP OF BUSINESS

12.1. Ownership of Records. Executive agrees that all papers, documents, records, business accounts, generated by Executive during the conduct of such business or given to

Executive during and in the course of his employment with Company is the exclusive property of the Company and shall remain with the Company upon Executive's termination.

12.2. Intellectual Property. Executive further agrees to assign without further consideration all intellectual property, including but not limited to inventions, discoveries or any material produced by him during the course of his employment hereunder (including modifications or refinements of such materials) to the Company in their entirety. Such assignment and transfer is a complete and total assignment and transfer of any right Executive may have in such intellectual property and includes any patent, copyright, trade or service mark or the right to obtain any such patent, copyright, trade or service mark, and any trade secret rights in such material. This provision does not entitle Executive to any additional compensation, with such compensation, if any, being entirely within the discretion of Company.

13.	ENTIRE AGREEMENT; NO AMENDMENT

No agreements or representations, oral or otherwise, express or implied, have been made by either Party, with respect to Executive's employment by any Teligent Company, that are not set forth expressly in this Employment Agreement. This Agreement supersedes and cancels any other prior agreement relating to Executive's employment by any Teligent Company, except that Executive shall remain liable for any breaches of any provisions relating to restrictive covenants (including non-solicitation, non-compete, non-hire) and confidentiality contained in any such prior agreements. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the Party against whom enforcement thereof is sought.

14.	NOTICES

All notices, demands and requests of any kind which either Party may be required or may desire to serve upon the other Party hereto in connection with this Agreement shall be delivered only by courier or other means of personal service, which provides written verification of receipt, or by registered or certified mail return receipt requested (each, a “Notice”). Any such Notice delivered by registered or certified mail shall be deposited in the United States mail with postage thereon fully prepaid or ifby courier then deposited with the courier. All Notices shall be addressed to the Parties to be served as follows:

(a) If to the Company, at the Company's address set forth on the first page hereof.

(b) If to Executive, at Executive's address set forth on the first page hereof.

Either of the Parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other Party given under this Section. All such notices, requests, demands, and other communications shall be effective when received at the respective address set forth above or as then in effect pursuant to any such change.

15.	WAIVERS

No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

16.	GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

17.	SEVERABILITY

The provisions of this Agreement are intended to be interpreted in a manner which makes them valid, legal, and enforceable, in the event any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, such provision shall be modified or restricted to the extent and in the manner necessary to render it valid, legal, and enforceable, it is expressly understood and agreed between Executive and the Company that such modification or restriction may be accomplished by mutual accord between the Parties or, alternatively, by disposition of a court of law. If such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any of the remaining provisions.

18.	ASSIGNMENT

Executive may not assign any rights (other than the right to receive income hereunder) under this Agreement without the prior written consent of the Company. This Agreement may be assigned without the consent of Executive to any Teligent Company or any successor to all or substantially all of the assets of the Company and this Agreement shall be binding upon and shall inure to the benefit of the assignee hereof.

19.	MISCELLANEOUS

For the avoidance of doubt, the provisions of sections 6, 7, 8, 16, 20 and any other ongoing duties of the parties hereto shall survive termination or expiration of this Agreement.

20.	INDEMNIFICATION

The Company will indemnify Executive in accordance with the terms of the Company's articles of incorporation and/or by-laws. Executive shall be covered under any directors' and officers’ liability insurance policy then in effect for the Company or any of its affiliates as to which Executive is serving as a director or officer, which directors’ and officers’ policy shall include employed lawyers coverage in normal and customary amounts.

21.	COUNTERPARTS

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

22.	HEADINGS

The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

23.	CONSTRUCTION OF AGREEMENT

All Parties agree that this Agreement shall be construed in such a manner so as not to favor one party or the other regardless of which party has drafted this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TELIGENT, INC.

By: /s/ Timothy B. Sawyer

Name: Timothy B. Sawyer
Title: President & Chief Executive Officer July 9, 2020

EXECUTIVE

By: /s/ Philip K. Yachmetz

Name: Philip K. Yachmetz
Date: July 10, 2020